SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-12

                         ICN Pharmaceuticals, Inc.
          --------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

                                    N/A
          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     -------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------

Following is the text of a press release issued by ICN Pharmaceuticals, Inc. on May 3, 2001:

         ICN PHARMACEUTICALS REPORTS RECORD FIRST QUARTER REVENUES

               --Record First Quarter Revenues $199 million--

               --Pharmaceuticals Business up 8%--

               --North America Revenues up 42%--

               --EPS Above Analyst Consensus Expectations--


NEW YORK, May 3, 2001-- ICN Pharmaceuticals, Inc. (NYSE: ICN), today reported record revenues for the first quarter of 2001. Operating income was in line with expectations, reflecting a temporary slowdown in royalties as physicians await regulatory clearance of an improved combination hepatitis C therapy. Earnings per diluted share for the first quarter were $0.26 compared to $0.34 in the same period of 2000, above analyst consensus expectations.

For the first quarter, total revenues, led by strong growth in the Americas, were $199 million, an increase of 3 percent over the $192 million reported in the same period of 2000. Excluding royalties and the biomedicals business, revenues from the company's underlying pharmaceuticals business increased to $156 million from $144 million, an increase of 8 percent in the quarter.

Operating income was $41 million compared to $53 million in the first quarter of last year. Net income in the first quarter was $21 million compared to $27 million in the first quarter of 2000.

The first quarter effective tax rate increased to 31 percent from 29 percent in the same quarter of last year due to greater income in the U.S. Research and development expense increased to $6 million, up 59 percent from the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $59 million.

Ribavirin Royalties

Royalties from Schering-Plough's sales of REBETRON combination therapy for chronic hepatitis C were $28 million in the quarter, compared to $33 million in last year's first quarter. As previously announced, a temporary slowdown in ribavirin royalties exists as physicians await marketing authorization, pending FDA review and clearance, for the use of pegylated interferon with ribavirin. ICN's ribavirin is sold in capsule form as REBETOL, a component of REBETRON.

Schering-Plough announced in February 2001 that it had filed an application with the U.S. FDA for approval to market PEGINTRON (an improved interferon) in combination with ribavirin for the treatment of chronic hepatitis C in patients not previously treated with interferon alpha who have compensated liver disease and are at least 18 years of age. The application has been granted Priority Review Status by the FDA. In March 2001, Schering-Plough announced that it had received centralized marketing authorization for PEGINTRON and REBETOL combination therapy for the treatment of both relapsed and naive hepatitis C patients in the European Union.

First quarter revenues for the Americas Group (North and Latin America operations) increased to $68 million from $59 million, an increase of 16 percent. Revenues for the company's International Group (Western, Eastern Europe, and Asia, Africa, Australia operations) increased to $88 million from $85 million, up 3 percent. The Biomedicals Group's revenues remained unchanged at $15 million.

Americas Group

North America 2001 first quarter revenues increased to $42 million from $30 million in the first quarter of 2000, an increase of 42 percent. Operating income increased to $18 million from $15 million in 2000, an increase of 26 percent.

North American sales benefited from strong gains in sales of skin care products, which includes Efudex, used to treat actinic keratosis, a pre-cancerous skin condition. Sales of lasers, used for anti-aging, and the acquisition of a laser marketing and sales operation, contributed to the U.S. performance.

In the Latin America region, revenues were $26 million in the first quarter, compared to $29 million in the first quarter of 2000. The decline in revenues reflected a change in distributor inventory levels and a change in the value added tax in Mexico, which affected health care expenditures in the country. Somewhat offsetting the decline was a 46 percent increase in sales, to $4 million, in Argentina.

International Group

Revenues in Western Europe increased to $53 million from $47 million in last year's first quarter, an increase of 12 percent. Operating profit of $4 million for the quarter included a charge of approximately $2 million for the reduction of 589 manufacturing and administrative positions in Hungary and Poland. Absent this charge, operating income would have been comparable to last year.

Spain, where sales were 10 percent ahead of last year's first quarter, saw continued sales growth of the anti-osteoporotic Calcitonina (calcitonin) and the anti-ulcer product Nuclosina (omeprazole). Sales in Germany benefited from higher sales of the gastro-intestinal Tepilta and the sleep hypnotic Remestan, as well as the hypnotic Dalmadorm. Sales of the antifungal Ancotil and the antiviral Virazole were higher in the United Kingdom.

Sales in Poland were 34 percent ahead of last year's first quarter, the result of product sales increases across the board. Sales in the Czech Republic were higher, resulting from the launch of the antidepressant Anxiron, and expanded sales of Kalnormin (potassium) mineral supplement.

First quarter revenues in Eastern Europe were $24 million versus $27 million a year earlier. Sales of Russia's 10 leading products rose substantially in the quarter, with gains recorded for the analgesic Pentalgin, the multivitamin Oligovit, and Nitrocor nitroglycerin.

Russian sales of products from Swiss-pharmaceutical company Solco contributed $1.4 million in the quarter. Representatives sales offices in Belorussia and Ukraine opened. During the quarter, the company continued to reinvest in marketing and direct retail selling to expand its retail business and over-the-counter brands.

The Asia, Africa and Australia region revenues of $11 million were unchanged for the quarter. Operations were affected by the pharmaceutical industry-mandated withdrawal from the market of Eskornade, a cough and cold product, which contains the active ingredient PPA (phenylpropanolamin). Operating profit of $1 million was also unchanged for the quarter. Sales of Nyal, cough and cold medicine, in Australia, increased 18 percent.

Research and development

In the quarter, research and development spending increased to $6 million from $4 million. Total research and development spending in the quarter was $13 million, which included capital expenditures.

The company continued to accelerate its research and development program. Phase I clinical studies of Levovirin, a potential successor to ribavirin, were started in February in the treatment of hepatitis C.

The anticancer drug Tiazofurin intravenous was granted Orphan Drug Status Designation by the U.S. FDA for the indication of chronic myelogenous leukemia with blast crisis. In addition, ribavirin (Virazole) intravenous was granted Orphan Drug Status Designation in the European Union for the indication of hemorrhagic fever with renal syndrome.

Post-marketing clinical studies in hematology and oncology wards in Germany, UK, Holland and France were started with Ancotil (fluconazole) in the treatment of secondary fungal infection in bone marrow transplant patients.

Restructuring

The company reported progress in its plan to enhance shareholder value by splitting into three separate entities, subject to market conditions: a biotechnology company, Ribapharm; ICN International, to be comprised of the Western and Eastern Europe, and Asia, Africa and Australia businesses; and ICN Americas, to be comprised of the North and Latin American businesses. In the quarter, draft circulars were filed for listing up to 40 percent of ICN International on the Budapest and London Stock Exchanges.

ICN is an innovative, research-based, global pharmaceutical company that manufactures markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its therapeutic focus is on anti-infectives, including anti-virals, dermatology and oncology. Additional information is also available on the company's website at http://www.icnpharm.com.

THE 'SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties including, but not limited to, projections of future sales, operating income, subsidiary reorganization, regulatory approval processes, operations in countries with unstable economies, the progress of FDA reviews, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

ICN stockholders are strongly advised to read the definitive proxy statement filed by ICN on May 1, 2001 relating to ICN's 2001 annual meeting of stockholders as it contains important information. Stockholders will be able to obtain this proxy statement, any amendments to the proxy statement and other documents filed by ICN with the Securities and Exchange Commission without charge at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, ICN is in the process of mailing the proxy statement to each stockholder of record on the record date established for the stockholders meeting. ICN will also make additional copies of the proxy statement and any amendments to the proxy statement available without charge to ICN's stockholders. Please direct your request for the proxy statement to Investor Relations, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626, telephone (714) 545-0100, extension 3104 or Georgeson & Company, Inc. at
(800) 223-2064 (toll-free).

ICN, its executive officers and directors may be deemed to be participants in the solicitation of proxies for ICN's 2001 annual meeting of stockholders. Information regarding these participants is contained in the definitive proxy statement filed by ICN with the Securities and Exchange Commission on May 1, 2001.

Any securities of ICN International offered will not be and have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States, absent registration or an applicable exemption from registration requirements.

When available, copies of the preliminary prospectus relating to the offering of shares of Class A Common Stock of Ribapharm Inc. may be obtained from the offices of UBS Warburg LLC, 299 Park Avenue, New York, New York 10171 (212) 821-4011.

A registration statement relating to the shares of Class A common stock of Ribapharm Inc. has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Consolidated Condensed Statement of Income for the First Quarter Ended March 31, 2001 and 2000

                                                         Quarter Ended
                                                           March 31,
                                                  --------------------------
In thousands, except per share data                  2001            2000
                                                  ----------      ----------
Total revenues:                                    $198,969        $192,340
                                                  ----------      ----------
  Product sales                                     171,419         159,340
  Royalties                                          27,550          33,000

Cost of product sales                                69,774          60,766
Selling, general and administrative expenses         73,419          67,435
Research and development costs                        6,372           4,001
Amortization of goodwill and intangibles              8,206           7,573
                                                  ----------      ----------
                                                    157,771         139,775
                                                  ----------      ----------
  Income from operations                             41,198          52,565

Interest, net                                        10,777          12,526
Translation and exchange losses, net                    400           1,591
                                                  ----------      ----------
  Income before provision for income taxes
   and minority interest                             30,021          38,448

Provision for income taxes                            9,263          11,111
Minority interest                                      (264)            (62)
                                                  ----------      ----------
  Net income                                       $ 21,022        $ 27,399
                                                  ==========      ==========

BASIC EARNINGS PER COMMON SHARE
  Net income                                       $   0.26        $   0.35
                                                  ==========      ==========
  Shares used in per share computation               80,392          78,975
                                                  ==========      ==========

DILUTED EARNINGS PER COMMON SHARE
  Net income                                       $   0.26        $   0.34
                                                  ==========      ==========
  Shares used in per share computation               82,304          81,622
                                                  ==========      ==========